Exhibit 99.1

For Release at 1:05 p.m., PDT on 6/16/15

Iteris Reports Record Revenue for Fiscal Year 2015 and Significant Progress on Strategic Initiatives

- Revenues up 6% to $72.3 Million; New Products in Early Deployments;

ClearAg App Evaluations by Major Agribusinesses -

SANTA ANA, Calif. — June 16, 2015 — Iteris, Inc. (NYSE MKT: ITI), a leader in providing information solutions to the transportation and agriculture markets, reported financial results for its fiscal fourth quarter and full year ended March 31, 2015.

Management Commentary

“Our overall growth in fiscal year 2015 is reflective of the strength of Roadway Sensors and Transportation Systems, our core transportation business segments,” said Kevin Daly, interim president and CEO of Iteris. “Together, these grew at an annual rate of 6%. Our Q4 revenue and 10% backlog growth to $39.2 million are both indicators that this performance is likely to continue in fiscal year 2016. We also believe that the proliferation of connected vehicle initiatives will create new opportunities for Iteris products and services in the transportation market.

“Our strategic initiative into the agriculture market achieved several critical milestones in fiscal year 2015. Primary among them is our active engagement with a number of key players in the precision agriculture market. We currently have approximately 20 significant organizations evaluating one or more of our ClearAg products and we are beginning to build a sales pipeline of opportunities that we expect to close over the next twelve months. This will, we believe, establish Iteris’ presence in the precision agriculture market which is critical for our long-term success.

“With our continued growth and expansion in the transportation market and our emergence in the agriculture market, we look forward to an exciting year that we expect could have a transformative impact on our business.”

Fiscal Q4 2015 Highlights vs. Same Year-ago Quarter

•                  Total revenues up 2% to $18.0 million

•                  Roadway Sensors revenues up 11% to $9.0 million

•                  Total gross margin improved to 40.0%

Fiscal Year 2015 Highlights vs. Fiscal Year 2014

•                  Total revenues up 6% to $72.3 million

•                  Roadway Sensors revenues up 15% to $36.4 million

•                  Total gross margin improved to 39.0%

•                  GAAP net loss of $0.03 per share, Non-GAAP net income of $0.02 per share

•                  Cash and cash equivalents increased 8% to $22.0 million

GAAP Fiscal Q4 2015 Financial Results

Total revenues in the fourth quarter of 2015 increased 2% to $18.0 million compared to $17.6 million in the year-ago quarter. This was primarily driven by an 11% increase in Roadway Sensors. Transportation Systems revenues and Performance Analytics (formerly known as iPerform) were down 4% and 12%, respectively.

Gross margin in the fourth quarter increased to 40.0% compared to 34.9% in the year-ago quarter.  The increase in gross margin was primarily attributable to the timing of revenue recognition on certain Transportation Systems contracts in process during the year-ago quarter. The increase was also attributable to improved gross margins in Transportation Systems due to an increase in the percentage of revenue generated by internal labor, compared to revenue generated by subcontractors, which typically generates lower profit margins.

Operating expenses in the fourth quarter increased to $8.3 million compared to $6.1 million in the same quarter a year-ago. The increase was primarily due to increases in selling, general and administrative expenses, including approximately $600,000 of severance costs for the Company’s previous CEO and approximately $300,000 for professional recruiting services in connection with the Company’s CEO and CFO searches. The increase was also attributable to planned increases in sales and marketing expenses in the Company’s Performance Analytics segment, including planned increases in headcount and accelerated research and development expenses.

Operating loss in the fourth quarter was $1.1 million compared to operating income of $44,000 in the same quarter a year-ago. Net loss in the fourth quarter was $766,000 or ($0.03) per share, compared to net income $50,000 or $0.00 per share in the year-ago quarter.

Total backlog at the end of the fourth quarter increased 10% to $39.2 million compared to $35.6 million in the year-ago quarter. Backlog was comprised of $29.6 million from Transportation Systems, $3.4 million from Performance Analytics, and $6.2 million from Roadway Sensors.

GAAP Fiscal Year 2015 Financial Results

Total revenues in 2014 increased 6% to $72.3 million compared to $68.2 million in fiscal 2014. The increase was primarily driven by a 15% increase in Roadway Sensors revenues. Transportation Systems and Performance Analytics revenues were down approximately 1% and 6%, respectively.

Gross margin in 2015 increased to 39.0% compared to 38.1% in fiscal 2014. The increase in gross margin was primarily due to higher Roadway Sensors revenues, which carry a higher gross margin than Transportation Systems and Performance Analytics, as well as reductions in subcontractor revenues as a percentage of our Transportation Systems revenues compared to the prior year.

Operating loss in 2015 was $2.1 million compared to operating income of $2.0 million in fiscal 2014, primarily driven by increases in selling, general and administrative expenses.  Net loss in 2015 was approximately $1.0 million or ($0.04) per share from continuing operations, compared to net income of $1.4 million or $0.04 per share from continuing operations in 2014.

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company has included the following non-GAAP financial measures:  non-GAAP operating expenses, non-GAAP operating (loss) income, non-GAAP (loss) income and non-GAAP basic and diluted (loss) earnings per share.  These non-GAAP financial measures exclude the following items: (a) audit fee overruns, (b) fiscal 2015 quarterly review fee overruns; (c) financial consulting service fees; (d) severance payable to the Company’s former Chief Executive Officer; (e) executive management recruiting costs and (f) the tax effect of the foregoing non-GAAP adjustments.  A discussion of the Company’s use of these non-GAAP financial measures is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation,” which also includes a reconciliation of such non-GAAP financial measures to their most comparable GAAP financial measures for the years ended March 31, 2015, 2014 and 2013.

Non-GAAP Fiscal Q4 2015 Financial Results

Total revenues in the fourth quarter of 2015 increased 2% to $18.0 million compared to $17.6 million in the year-ago quarter. This was primarily driven by an 11% increase in Roadway Sensors. Transportation Systems revenues and Performance Analytics were down 4% and 12%, respectively.

Gross margin in the fourth quarter increased to 40.0% compared to 34.9% in the year-ago quarter. The increase in gross margin was primarily attributable to the timing of revenue recognition on certain Transportation Systems contracts in process during the year-ago quarter. The increase was also attributable to improved gross margins in Transportation Systems due to an increase in the percentage of revenue generated by internal labor, compared to revenue generated by sub-contractors, which typically generates lower profit margins.

Non-GAAP operating expenses in the fourth quarter increased to $7.4 million compared to $6.1 million in the same quarter a year-ago. The increase was primarily attributable to planned increases in sales and marketing expenses in the Performance Analytics segment, including planned increases in headcount and accelerated research and development expenses.

Non-GAAP operating loss in the fourth quarter was $140,000 compared to operating income of $44,000 in the same quarter a year-ago.  Non-GAAP net loss in the fourth quarter was $200,000 or ($0.01) per share, compared to net income of $50,000 or $0.00 per share in the year-ago quarter.

Non-GAAP Fiscal Year 2015 Financial Results

Total revenues in 2014 increased 6% to $72.3 million compared to $68.2 million in fiscal 2014. The increase was primarily driven by a 15% increase in Roadway Sensors revenues. Transportation Systems and Performance Analytics revenues were down approximately 1% and 6%, respectively.

Gross margin in 2015 increased to 39.0% compared to 38.1% in fiscal 2014. The increase in gross margin was primarily due to higher Roadway Sensors revenues, which carry a higher gross margin than Transportation Systems and Performance Analytics, as well as reductions in subcontractor revenues as a percentage of Transportation Systems revenues compared to the prior year.

Non-GAAP operating expenses increased to $27.4 million compared to $24.0 million in fiscal 2014. The increase was primarily attributable to planned increases in sales and marketing expenses in the Performance Analytics segment, including planned increases in headcount and accelerated research and development expenses.

Non-GAAP operating income in 2015 was $781,000 compared to operating income of $2.0 million in fiscal 2014.  Non-GAAP net income was $675,000 or $0.02 per share, compared to net income of $1.4 million or $0.04 per share in the year-ago quarter.

Conference Call

Iteris will conduct a conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss its fiscal fourth quarter and full year 2015 results.

Iteris’ interim CEO Kevin Daly and CFO Andy Schmidt will host the call, followed by a question and answer period.  Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.  If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

Date: Tuesday, June 16, 2015

Time:  4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Toll-free dial-in number: 1-888-523-1225

International dial-in number: 1-719-325-2315

Conference ID: 6310970

To listen to the live webcast or view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through June 30, 2015.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 6310970

About Iteris, Inc.

Iteris, Inc. (NYSE MKT: ITI) is a leader in providing information solutions to the transportation and agriculture markets. We are focused on providing this information to practitioners in these markets to improve their effectiveness and efficiency. By combining our expertise, unique IP and information infrastructure in a suite of products and services, Iteris offers a broad range of solutions to both domestic and international customers. The firm is headquartered in Santa Ana, California, with offices throughout the U.S. and in select locations internationally. For more information, please visit www.iteris.com or call 1-888-329-4483. Also visit us on Facebook, Twitter, and YouTube.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated growth opportunities, the impact and success of new product introductions and acquisitions, our future performance, growth, operating results, financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; the potential impact of the recently extended Federal Highway Bill on the Intelligent Transportation industry and the expected benefits to Iteris; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing products and technologies the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully identify, complete and integrate acquisitions of products, technologies and companies; any softness in the real estate development market, and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Contact:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Investor Relations

Tel 1-949-574-3860

ITI@liolios.com

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	March 31,
	2015	2014
	(unaudited)
ASSETS:
Cash	$21,961	$20,414
Trade accounts receivable, net	11,206	12,349
Costs and estimated earnings in excess of billings on uncompleted contracts	4,266	5,813
Inventories	3,062	2,546
Prepaid expenses and other current assets	1,338	1,275
Current portion of deferred income taxes	2,680	1,429
Total current assets	44,513	43,826

Property and equipment, net	1,990	1,546
Long-term portion of deferred income taxes	5,610	6,112
Goodwill	17,318	17,318
Intangible and other assets, net	1,201	1,805
Total assets	$70,632	$70,607

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other current liabilities	$12,106	$11,527
Billings in excess of costs and estimated earnings on uncompleted contracts	1,549	1,391
Total current liabilities	13,655	12,918
Long-term liabilities	1,009	199
Total liabilities	14,664	13,117
Stockholders’ equity	55,968	57,490
Total liabilities and stockholders’ equity	$70,632	$70,607

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2015	2014	2015	2014

Total revenues	$18,045	$17,623	$72,251	$68,228
Cost of revenues	10,831	11,479	44,069	42,254
Gross profit	7,214	6,144	28,182	25,974

Operating expenses:
Selling, general and administrative	6,783	4,741	24,425	19,269
Research and development	1,412	1,211	5,396	4,029
Amortization of intangible assets	90	144	431	627
Change in fair value of contingent acquisition consideration	—	4	9	25
Total operating expenses	8,285	6,100	30,261	23,950
Operating (loss) income	(1,071)	44	(2,079)	2,024
Non-operating income (expense):
Other (expense) income, net	(4)	(6)	(20)	—
Interest (expense) income, net	(1)	—	6	—
(Loss) income from continuing operations before income taxes	(1,076)	38	(2,093)	2,024
Benefit (provision) for income taxes	254	(37)	816	(704)
(Loss) income from continuing operations	(822)	1	(1,277)	1,320
Gain on sale of discontinued operation, net of tax	56	49	207	89
Net (loss) income	$(766)	$50	$(1,070)	$1,409

(Loss) income per share from continuing operations — basic and diluted	$(0.03)	$0.00	$(0.04)	$0.04
Gain per share from sale of discontinued operation — basic and diluted	$0.00	$0.00	$0.01	$0.00
Net (loss) income per share - basic and diluted	$(0.02)	$0.00	$(0.03)	$0.04

Shares used in basic per share calculations	32,570	32,778	32,595	32,665
Shares used in diluted per share calculations	32,570	32,912	32,595	32,847

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	Performance Analytics	Iteris, Inc.
Three Months Ended March 31, 2015

Total revenues	$9,042	$7,550	$1,453	$18,045

Segment operating income (loss)	$1,331	$1,038	$(1,104)	$1,265
Corporate and other income (expense), net				(2,246)
Amortization of intangible assets				(90)
Change in fair value of contingent acquisition consideration				—
Operating loss				$(1,071)

	Roadway Sensors	Transportation Systems	Performance Analytics	Iteris, Inc.
Three Months Ended March 31, 2014

Total revenues	$8,116	$7,863	$1,644	$17,623

Segment operating income (loss)	$1,285	$645	$(652)	$1,278
Corporate and other income (expense), net				(1,086)
Amortization of intangible assets				(144)
Change in fair value of contingent acquisition consideration				(4)
Operating income				$44

	Roadway Sensors	Transportation Systems	Performance Analytics	Iteris, Inc.
Twelve Months Ended March 31, 2015

Total revenues	$36,370	$30,294	$5,587	$72,251

Segment operating income (loss)	$6,302	$4,239	$(4,449)	$6,092
Corporate and other income (expense), net				(7,731)
Amortization of intangible assets				(431)
Change in fair value of contingent acquisition consideration				(9)
Operating loss				$(2,079)

	Roadway Sensors	Transportation Systems	Performance Analytics	Iteris, Inc.
Twelve Months Ended March 31, 2014

Total revenues	$31,769	$30,524	$5,935	$68,228

Segment operating income (loss)	$5,791	$3,363	$(1,575)	$7,579
Corporate and other income (expense), net				(4,903)
Amortization of intangible assets				(627)
Change in fair value of contingent acquisition consideration				(25)
Operating income				$2,024

ITERIS, INC.

Non-GAAP Financial Measures and Reconciliation

In addition to results presented in accordance with GAAP, the Company has included the following non-GAAP financial measures in this release:  non-GAAP operating expenses, non-GAAP operating (loss) income, non-GAAP (loss) income and non-GAAP basic and diluted (loss) earnings per share from continuing operations.  These non-GAAP financial measures exclude the following items: (a) audit fee overruns for Fiscal 2014, including additional procedures for contract revenue testing, (b) Fiscal 2015 quarterly review fee increases; (c) financial consulting service fees; (d) severance payable to the Company’s former Chief Executive Officer; (e) executive management recruiting costs; and (f) the estimated income tax effect of the foregoing non-GAAP adjustments.

Iteris believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Iteris’ management believes that the use of these non-GAAP financial measures provides consistency and comparability among and between results from prior periods or forecasts and future prospects, and also facilitates comparisons with other companies in its industry.  The Company’s management believes that the exclusion of the items described above provides insight into core operating results, the ability to generate cash and underlying business trends affecting performance. Iteris has chosen to provide this information to investors to enable them to perform additional analysis of past, present and future operating performance and as a supplemental means to evaluate ongoing core operations.

Management uses certain non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Details of the items excluded from GAAP financial results in calculating non-GAAP financial measures and explanatory footnotes are as follows:

a)             Fiscal 2014 audit fee overruns was calculated as the amount of audit fees that exceeded the expected fees per the Company’s audit engagement letter and related to the additional testing procedures required, including contract revenue recognition testing, in connection with the Fiscal 2014 audit.

b)             Fiscal 2015 quarterly review fee increases were incurred during the first, second and third quarters of fiscal 2015 and related to the additional testing procedures required in connection with such quarterly reviews.  The quarterly review fee increases were calculated as the amount of review fees that exceeded the quarterly review fees in fiscal years 2014 and 2013.

c)              Management engaged financial consulting service firms to assist with the completion of its Fiscal 2014 audit.  These services were incurred during the first, second and third quarters of fiscal 2015.

d)             On February 25, 2015, the Company’s Chief Executive Officer resigned and, as a result, the Company incurred approximately $594,000 in severance related expenses in the fourth fiscal quarter of 2015.

e)              The Company incurred third party recruiting service fees in the third and fourth fiscal quarters of 2015 in connection with the search for a permanent CFO and CEO.

f)               The amount represents the estimated income tax effect of the non-GAAP adjustments. The tax effect of non-GAAP adjustments was calculated by applying the applicable estimated Fiscal 2015 tax rate of approximately 39% to each specific non-GAAP item.

Iteris, Inc.

Schedule Reconciling GAAP (Loss) Income to Non-GAAP (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	March 31,	March 31,	March 31,
	2015	2014	2013

GAAP net (loss) income	$(766)	$50	$56

GAAP (Loss) income per share from continuing operations - basic and diluted	$(0.03)	$0.00	$0.00

The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from operating expenses
Quarterly review fee increase (b)	$(53)	$—	$—
Financial consulting service fees (c)	(12)	—	—
Executive management severance (d)	(594)	—	—
Executive management recruiting costs (e)	(272)	—	—
Total excluded from operating expenses	$(931)	$—	$—

Total excluded operating (loss) income	$(931)	$—	$—

Income tax effect on non-GAAP adjustments (f)	363	—	—
Total excluded from operating expenses after taxes	$(568)	$—	$—

Non-GAAP net (loss) income	$(198)	$50	$56

Non-GAAP income per share from continuing operations - basic and diluted	$(0.01)	$0.00	$0.00

(a) - (f)  See corresponding footnotes above.

Iteris, Inc.

Schedule Reconciling GAAP (Loss) Income to Non-GAAP (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Twelve Months Ended
	March 31,	March 31,	March 31,
	2015	2014	2013

GAAP net (loss) income	$(1,070)	$1,409	$2,379

GAAP (Loss) income per share from continuing operations - basic and diluted	$(0.04)	$0.04	$0.07

The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from operating expenses
Audit Fee overrun (a)	$(941)	$—	$—
Quarterly review fee increases (b)	(174)	—	—
Financial consulting service fees (c)	(768)	—	—
Executive management severance (d)	(594)	—	—
Executive management recruiting costs (e)	(383)	—	—
Total excluded from operating expenses	$(2,860)	$—	$—

Total excluded operating (loss) income	$(2,860)	$—	$—

Income tax effect on non-GAAP adjustments (f)	1,116	—	—
Total excluded from operating expenses after taxes	$(1,745)	$—	$—

Non-GAAP net income	$675	$1,409	$2,379

Non-GAAP income per share from continuing operations - basic and diluted	$0.02	$0.04	$0.07

(a) - (f)  See corresponding footnotes above.

Iteris, Inc.

Schedule Reconciling GAAP (Loss) Income to Non-GAAP (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	March 31,	March 31,	March 31,
	2015	2014	2013
GAAP operating expenses	$8,285	$6,100	$5,451
Quarterly review fee increase (b)	(53)	—	—
Financial consulting services (c)	(12)	—	—
Executive management severance (d)	(594)	—	—
Executive management recruiting costs (e)	(272)	—	—
Non-GAAP operating expenses	$7,354	$6,100	$5,451

GAAP operating (loss) income	$(1,071)	$44	$321
Quarterly review fee increase (b)	(53)	—	—
Financial consulting services (c)	(12)	—	—
Executive management severance (d)	(594)	—	—
Executive management recruiting costs (e)	(272)	—	—
Non-GAAP operating (loss) income	$(140)	$44	$321

	For the Twelve Months Ended
	March 31,	March 31,	March 31,
	2015	2014	2013
GAAP operating expenses	$30,261	$23,950	$21,624
Audit Fee overrun (a)	(941)	—	—
Quarterly review fee increases (b)	(174)	—	—
Financial consulting services (c)	(768)	—	—
Executive management severance (d)	(594)	—	—
Executive management recruiting costs (e)	(383)	—	—
Non-GAAP operating expenses	$27,401	$23,950	$21,624

GAAP operating (loss) income	$(2,079)	$2,024	$1,634
Audit Fee overrun (a)	(941)	—	—
Quarterly review fee increases (b)	(174)	—	—
Financial consulting services (c)	(768)	—	—
Executive management severance (d)	(594)	—	—
Executive management recruiting costs (e)	(383)	—	—
Non-GAAP operating income	$781	$2,024	$1,634

(a) - (e)  See corresponding footnotes above.